Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS FISCAL 2010 FINANCIAL RESULTS, WITH Q4 EARNINGS SIGNIFICANTLY HIGHER THAN PRIOR GUIDANCE AND LAST YEAR, AND PROVIDES GUIDANCE FOR STRONG CONTINUED EARNINGS GROWTH IN FISCAL 2011

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Company Reports Record Full Year Fiscal 2010 Diluted EPS of $2.65, a 66%

Increase Over Last Year EPS of $1.60 Before Goodwill Impairment Expense,

and Projects Fiscal 2011 GAAP Diluted EPS Growth of 33% to 46%

•

Full Year Fiscal 2010 GAAP Diluted Earnings Per Share (EPS) of $2.65, an Increase of 66% Over Fiscal 2009 Diluted EPS (Before Goodwill Impairment Expense) of $1.60. The Company’s Prior GAAP Diluted EPS Guidance was $2.30-$2.45.

•

Full Year Fiscal 2010 Non-GAAP Adjusted Diluted EPS of $3.40, an Increase of 72% Over Fiscal 2009 Adjusted Diluted EPS of $1.98. The Company’s Prior Non-GAAP Adjusted Diluted EPS Guidance was $3.09-$3.23.

•	Q4 GAAP Diluted EPS of $0.67, a 205% Increase Over Last Year’s Q4 Diluted EPS of $0.22. The Company’s Prior GAAP Diluted EPS Guidance was $0.33-$0.46.

•	Q4 Non-GAAP Adjusted Diluted EPS of $0.67, an 81% Increase Over Last Year’s Q4 Adjusted Diluted EPS of $0.37. The Company’s Prior Non-GAAP Diluted EPS Guidance was $0.38-$0.52.

•	Projected Full Year Fiscal 2011 GAAP Diluted EPS of $3.52-$3.87, Representing Projected Growth of 33% to 46% Over Fiscal 2010 Full Year GAAP Diluted EPS of $2.65.

•	Projected Full Year Fiscal 2011 Non-GAAP Adjusted Diluted EPS of $3.76-$4.10, Representing Projected Growth of 11% to 21% Over Fiscal 2010 Full Year Non-GAAP Diluted EPS of $3.40.

Philadelphia, PA, November 18, 2010 – Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and full year fiscal 2010, which ended September 30, 2010, with its fourth quarter and full year diluted earnings per share exceeding its prior earnings guidance and significantly improved from its prior year earnings results. The Company also provided guidance for fiscal 2011, reflecting strong continued projected earnings growth.

Full Year Fiscal 2010 Financial Results

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GAAP net income for fiscal 2010 was $16.8 million, or $2.65 per share (diluted), a significant improvement compared to adjusted net income before goodwill impairment expense of $9.7 million, or $1.60 per share (diluted) for fiscal 2009. GAAP net loss for fiscal 2009 was $(40.7) million, or $(6.79) per share (diluted), which included a $50.4 million non-cash goodwill impairment charge.

•

Non-GAAP adjusted net income (before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) for fiscal 2010 was $21.6 million, or $3.40 per share (diluted), a significant improvement from the comparably adjusted non-GAAP net income for fiscal 2009 of $12.0 million, or $1.98 per share (diluted).

•

Adjusted EBITDA was $48.3 million for fiscal 2010, an increase of 25% over the $38.8 million of Adjusted EBITDA for fiscal 2009. Adjusted EBITDA is defined in the financial tables at the end of this press release.

•

Adjusted EBITDA before restructuring and other charges was $54.0 million for fiscal 2010, an increase of 34% over the $40.2 million of Adjusted EBITDA before restructuring and other charges for fiscal 2009.

•

Net sales for fiscal 2010 decreased slightly to $531.2 million from $531.3 million for fiscal 2009. Sales for fiscal 2010 compared to fiscal 2009 reflect primarily a decrease in comparable store sales, offset by increased sales due to the re-launch of the exclusive Two Hearts® Maternity collection in Sears® and Kmart® stores in October 2009, and increased Internet and international sales.

•

Comparable retail sales (which consists of comparable store sales and Internet sales) decreased 3.4% during fiscal 2010 versus a comparable retail sales decrease of 4.6% during fiscal 2009. During fiscal 2010, comparable store sales decreased 5.1%, while Internet sales increased 32.3%. During fiscal 2009, comparable store sales decreased 4.3%, while Internet sales decreased 8.7%.

•	The Company prepaid $11.0 million of its Term Loan in fiscal 2010, including a prepayment during the first quarter of fiscal 2010 required under the excess cash flow provision of the Term Loan.

•

In July 2010, the Company’s Board of Directors extended its authorization of a program to repurchase up to $7 million of the Company’s outstanding common stock. Under the program, the Company may repurchase shares from time to time through solicited or unsolicited transactions in the open market or in negotiated or other transactions. The program, which would have expired on July 31, 2010, will now expire on July 31, 2012. To date, the Company has not repurchased any shares under the program.

Fourth Quarter Fiscal 2010 Financial Results

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GAAP net income for the fourth quarter of fiscal 2010 was $4.3 million, or $0.67 per share (diluted), a significant improvement compared to GAAP net income of $1.4 million, or $0.22 per share (diluted) for the fourth quarter of fiscal 2009. This fourth quarter fiscal 2010 GAAP earnings performance was better than the Company’s guidance, provided in its July 28, 2010 press release, of GAAP diluted earnings per share of between $0.33 and $0.46.

•

Non-GAAP adjusted net income (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) for the fourth quarter of fiscal 2010 was $4.3 million, or $0.67 per share (diluted), a significant improvement from the comparably adjusted non-GAAP net income for the fourth quarter of fiscal 2009 of $2.3 million, or $0.37 per share (diluted). This fourth quarter fiscal

2010 non-GAAP adjusted earnings performance was better than the Company’s guidance, provided in its July 28, 2010 press release, of non-GAAP adjusted diluted earnings per share of between $0.38 and $0.52.

•	Adjusted EBITDA was $11.8 million for the fourth quarter of fiscal 2010, an increase of 55% over the $7.6 million of Adjusted EBITDA for the fourth quarter of fiscal 2009.

•

Adjusted EBITDA before restructuring and other charges was $11.4 million for the fourth quarter of fiscal 2010, an increase of 33% over the $8.6 million of Adjusted EBITDA before restructuring and other charges for the fourth quarter of fiscal 2009.

•

Net sales for the fourth quarter of fiscal 2010 increased 0.3% to $124.3 million from $123.8 million for the fourth quarter of fiscal 2009 and were within the Company’s guidance range of $123 to $126 million provided in July. The slight increase in sales for the fourth quarter of fiscal 2010 compared to fiscal 2009 resulted primarily from increased sales due to the re-launch of the exclusive Two Hearts Maternity collection in Sears and Kmart stores in October 2009, and increased Internet and international sales, partially offset by the decrease in comparable store sales and decreased sales from the Company’s licensed relationship.

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Comparable retail sales for the fourth quarter of fiscal 2010 decreased 0.9% versus a comparable retail sales decrease of 8.2% for the fourth quarter of fiscal 2009. During the fourth quarter of fiscal 2010, comparable store sales decreased 2.3%, while Internet sales increased 26.2%. The comparable store sales decrease of 2.3% during the fourth quarter of fiscal 2010 was within the Company’s guidance range of down 1.5% to 4.0% provided in July.

Restructuring and Other Charges

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The Company implemented a significant restructuring and cost reduction program, with the objectives of simplifying its merchandise brand and store nameplate structure, improving and simplifying critical processes, and reducing its expense structure. The Company has substantially completed the planned activities of the initiative and incurred $3.9 million of pretax expense related to this initiative in fiscal 2010. This initiative resulted in pretax savings of approximately $12 million in fiscal 2009, with incremental pretax savings of approximately $11 million in fiscal 2010. The Company projects total annualized pretax savings of approximately $27 to $30 million in fiscal 2011 as a result of this initiative, which includes the savings realized in fiscal 2009 and fiscal 2010.

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In addition, the Company recorded pretax charges of $1.8 million in fiscal 2010, of which a credit of $0.4 million was recorded in the fourth quarter, associated with the previously disclosed retirement of the Company’s non-executive Chairman of the Board in January 2010, the planned retirement of the Company’s former President and Chief Creative Officer in September 2010, and the May 2010 hiring, and subsequent August 2010 resignation, of the Company’s candidate for its new President. The $0.4 million credit represented the reversal of relocation charges previously recognized by the Company in connection with the hiring of the candidate.

Retail Locations

The table below summarizes store opening and closing activity for the fourth quarter and full year of fiscal 2010 and 2009, as well as the Company’s store, total retail location and total international franchised location count at the end of each fiscal period. The increase in leased department locations at September 30,

2010 versus September 30, 2009 predominantly reflects the opening of 623 Sears and Kmart leased department locations in connection with the October 2009 re-launch of the Two Hearts Maternity collection, and the opening of an additional 49 Kmart leased department locations in September 2010.

	Fourth Quarter Ended		Year Ended
	09/30/10	09/30/09	09/30/10	09/30/09
Store Openings(1)
Total	3	2	11	13
Multi-Brand Store Openings	2	1	9	5

Store Closings(1)
Total	7	8	37	43
Closings Related to Multi-Brand Store Openings	6	—	22	8

Period End Retail Location Count(1)
Stores	698	724	698	724
Leased Department Locations	1,027	360	1,027	360

Total Retail Locations(1)	1,725	1,084	1,725	1,084

(1)	Excludes international franchised locations.

	Fourth Quarter Ended		Year Ended
	09/30/10	09/30/09	09/30/10	09/30/09
International Franchised Location Openings
Stores	—	1	7	1
Shop-in-Shop Locations	7	—	16	7

Total International Franchised Location Openings	7	1	23	8

Period End International Franchised Location Count
Stores	8	1	8	1
Shop-in-Shop Locations	23	7	23	7

Total International Franchised Locations	31	8	31	8

Commentary

Ed Krell, Chief Executive Officer and President of Destination Maternity Corporation, noted, “We are very pleased with the progress we made in fiscal 2010 in continuing to improve the profitability of our business, even in the face of a continued challenging sales environment. Our GAAP diluted earnings per share of $2.65 for the full year fiscal 2010 was a record for our Company, was 66% higher than last year’s diluted EPS (before goodwill impairment expense) of $1.60, and exceeded the top end of our prior GAAP EPS guidance range of $2.30 to $2.45. Our improved earnings performance was driven primarily by the expense savings from our cost reduction initiatives and our strong merchandise gross margin performance, as well as from increases in Internet sales, sales from our leased department relationships, marketing partnership revenues, and international sales.

“As we have indicated previously, although we are pleased with our continued progress in improving the profitability of our company, by no means are we satisfied or complacent, especially with regard to our sales performance, and we are keenly focused on initiatives to drive profitable sales growth. Such initiatives over the past year have included the re-launch of our business with Sears in October 2009, the expansion into 217 additional Sears and Kmart locations in September and October 2010, the expansion of our Internet sales, the launch of international franchise arrangements in the Middle East and India, and the introduction of two exclusive maternity apparel lines with supermodel Heidi Klum. This focus on driving profitable sales growth continues into fiscal 2011, with the previously announced significant expansion of our maternity apparel leased department relationship with Macy’s®, to occur in February 2011, through which we will expand from our current 115 Macy’s locations to over 615 Macy’s locations throughout the United States, offering a mix of Motherhood Maternity® and A Pea in the Pod® branded merchandise. This expansion with Macy’s will deepen our position as the leading maternity apparel retailer in the world. In addition, we are focused on continuing to enhance our merchandise assortments, merchandise presentation and customer experience. As part of improving the customer experience, on September 1, 2010 we instituted a new and improved return policy nationwide in all of our Destination Maternity®, A Pea in the Pod®, and Motherhood Maternity® stores, whereby customers can now return merchandise for a full refund within thirty days of purchase, whereas our previous return policy only provided customers with a merchandise exchange or store credit within ten days of purchase.”

Guidance for Fiscal 2011

“As we look forward to fiscal 2011 and beyond, we are very confident that we can continue to drive significant growth in earnings, while also growing our sales and positioning our company for continued future growth, by continuing to improve our product and customer experience, and continuing to focus on our strategic plan as summarized in our five key goals and strategic objectives discussed later under “Company Strategy.” For fiscal 2011, we look forward to: the expansion into over 500 additional Macy’s locations in February 2011; the expansion of the Sears and K-Mart relationships, with 217 additional Sears and K-mart maternity locations added in September and October 2010; the continued growth of our Internet and international sales; the continued rollout of our multi-brand Destination Maternity stores; and the continued enhancement of our merchandise assortments, merchandise presentation and customer experience, especially in the latter half of fiscal 2011 as we are able to realize the benefit from more of our merchandise initiatives. Given the continued uncertainty as to the timing and extent of a recovery in consumer spending, we are planning our sales somewhat more conservatively than we did in July 2010 when we gave our preliminary financial guidance for fiscal 2011. However, with our continued strong expense controls and our lower than planned expenses for the fourth quarter of fiscal 2010, we have also reduced our planned fiscal 2011 expenses, so that our earnings guidance for fiscal 2011 remains essentially the same as provided in July 2010.

“Our financial guidance for the full year fiscal 2011 is as follows:

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Net sales in the $560 to $571 million range, representing a projected sales increase of between 5.4% and 7.5% versus fiscal 2010 net sales of $531.2 million, and a reduction from our preliminary July 2010 guidance of $568 to $580 million of sales. The planned increase in net sales for fiscal 2011 versus fiscal 2010 is driven primarily from the expansion into over 500 additional Macy’s locations in February 2011; the expansion of the Sears and K-Mart relationships, with 217 additional Sears and K-Mart maternity locations added in September and October 2010; and the continued planned growth of our Internet and international sales.

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We expect to turn around our comparable store sales performance, especially in the second half of fiscal 2011 as we are able to realize the benefit from more of our merchandising initiatives. However, it is important to note that our comparable store sales and comparable retail sales will be negatively impacted by our significant leased department expansion in fiscal 2011. The following table provides guidance for our projected comparable store sales and comparable retail sales, both before and after the projected impact of this leased department expansion. Included in the guidance range for comparable retail sales (which consists of comparable store sales and Internet sales) is a projected increase in Internet sales of between 15% and 20% for fiscal 2011.

	Comparable Store Sales	Comparable Retail Sales
Including projected cannibalization impact of leased department expansion	Down 2% to Flat	Down 1% to Up 1%

Excluding projected cannibalization impact of leased department expansion	Flat to Up 2%	Up 1% to Up 3%

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Gross margin for fiscal 2011 expected to increase modestly versus fiscal 2010, driven by product cost reductions expected to be recognized for much of the year and leveraging product overhead expenses over a larger planned sales volume, partially offset by the expected impact of upward product cost pressures for Fall 2011 to be recognized later in fiscal 2011.

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Total selling, general and administrative (SG&A) expenses are planned to be higher than fiscal 2010 in dollar terms and slightly higher than fiscal 2010 as a percentage of net sales. The projected SG&A expense increase for the full year primarily results from additional operating expenses resulting from the Macy’s business expansion in February 2011 and certain other projected expense increases, including increased marketing expenses, partially offset by the Company’s restructuring and cost reduction initiatives.

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Operating income in the $40.1 to $44.1 million range, compared to fiscal 2010 operating income of $31.4 million. Operating income before restructuring and other charges is projected in the $40.4 to $44.4 million range, compared to fiscal 2010 operating income, before restructuring and other charges, of $37.1 million.

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GAAP diluted earnings per share of between $3.52 and $3.87 per share for fiscal 2011, a projected increase of between 33% and 46% compared to earnings of $2.65 per share (diluted) for fiscal 2010. This guidance range for fiscal 2011 GAAP diluted earnings per share of $3.52 to $3.87 is unchanged from the prior guidance range provided by the Company in its July 28, 2010 press release.

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Non-GAAP adjusted diluted earnings per common share (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) is projected to be between $3.76 and $4.10 per share for fiscal 2011, a projected increase of between 11% and 21% versus non-GAAP adjusted diluted earnings per share of $3.40 per share for fiscal 2010, and slightly higher than the Company’s prior guidance range of $3.75 to $4.09.

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Adjusted EBITDA in the $57.0 to $61.0 million range, a projected increase of between 18% and 26% compared to the fiscal 2010 Adjusted EBITDA of $48.3 million. Adjusted EBITDA before restructuring and other charges is projected in the $57.3 to $61.3 million range, a projected increase of between 6% and 14% versus the fiscal 2010 figure of $54.0 million.

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Open approximately 10 to 18 new stores during the year, including approximately 9 to 14 new multi-brand Destination Maternity stores, and close approximately 33 to 55 stores, with approximately 19 to 27 of these planned store closings related to openings of new Destination Maternity stores.

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Capital expenditures planned at between $15 and $18 million compared to fiscal 2010 capital expenditures of $10.4 million. After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $10 million and $12 million, compared to $7.4 million in fiscal 2010.

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Inventory at fiscal 2011 year end planned to be approximately 4-8% higher (approximately $3 to $6 million higher) than fiscal 2010 year end, primarily due to inventory increases related to the Macy’s expansion.

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Given these assumptions, the Company plans to generate free cash flow (defined as net cash provided by operating activities minus capital expenditures) of approximately $12 to $18 million for the full year fiscal 2011.

“We are encouraged by the continued progress we are making in improving our sales performance, and we are pleased that our comparable store sales and comparable retail sales were positive for the month of October, and have been positive thus far in November. We expect our comparable store sales for the full month of November to increase between 1% and 4% on a reported basis, and increase between 2% and 5% after adjusting for the “days adjustment calendar shift,” reflecting one less Sunday in November 2010 compared to November 2009. Also, it is important to note that our inventory remains in good control and we expect our merchandise gross margin this November to be higher than last November. Although we are pleased with our recent sales results, given the continued uncertain economic environment, we remain merely cautiously optimistic, and recognize that last November’s sales were hurt by unseasonably warm weather, which hurt demand for Fall apparel in November and pushed more of the Fall season sales into last December.

“Our financial guidance for the first quarter of fiscal 2011 is as follows:

•	Net sales in the $132.5 to $135.5 million range.

•	Comparable store sales of between a decrease of 1.5% and an increase of 0.5% and an increase in Internet sales of between 15% and 20%.

•	GAAP diluted earnings per common share of between $0.51 and $0.66 per share, a significant projected improvement versus GAAP diluted earnings per share of $0.20 for the first quarter of fiscal 2010.

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Non-GAAP adjusted diluted earnings per common share (before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt) of between $0.56 and $0.71 per share, versus comparably adjusted non-GAAP diluted earnings per share of $0.62 for the first quarter of fiscal 2010.

Company Strategy

Mr. Krell added, “As we plan and execute our business for both the coming year and beyond, we continue to be guided by our five key goals and strategic objectives:

1.	Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.	Increase the profitability of our U.S. business, focusing on the following:

a.	Increase comparable store sales, through continued improvement of merchandise assortments, merchandise presentation and customer experience, providing a more shoppable store environment for our customers, and through enhanced marketing and advertising.

b.	Reduce our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

c.	Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

d.	Continue to close underperforming stores.

3.	In addition to achieving increased comparable store sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.	International expansion

b.	Potential growth of our leased department and licensed relationships

c.	Increased utilization of the Internet to drive sales, targeting both increased direct Internet sales and enhanced web marketing initiatives to drive store sales

d.	Selective new store openings and relocations in the U.S. and Canada

e.	Continued focus on enhancing our overall customer relationship, including our marketing partnership programs.

4.	Focus on generating free cash flow to drive increased shareholder value.

5.	Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.”

Mr. Krell concluded, “We feel very good about our Company’s position and the actions we have taken to improve the profitability of our business and generate increased shareholder value, even in the face of a challenging sales environment, while also making investments and pursuing targeted initiatives for profitable future sales growth. We are very proud of what we have accomplished in the past two years to significantly improve our operating results, our financial position, and our outlook. At the same time, we have not been satisfied with our sales performance, we are very focused on turning around our sales performance, and we are cautiously optimistic that we may be starting to see some initial signs of this turnaround, as evidenced by our positive comparable store sales results for the month of October and thus far in November. We are confident in our ability to continue to manage our business through this uncertain consumer environment and to continue to drive near term improvements while also making progress towards our longer term goals.”

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2010 earnings and future financial guidance. You can participate in this conference call by calling (866) 362-5158. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is “10187020.” In the event that you are unable to participate in the call, a replay will be available through Thursday, December 2, 2010 by calling (888) 286-8010. The passcode for the replay is “16456651.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of September 30, 2010, Destination Maternity operates 1,725 retail locations, including 698 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has entered into exclusive store franchise and product supply relationships in India and in the Middle East.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable retail sales, comparable store sales, Internet sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and on apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success of our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, anticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Supplemental Information

(in thousands, except percentages and per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/10	9/30/09	9/30/10	9/30/09
Net sales	$124,257	$123,828	$531,192	$531,251
Cost of goods sold	55,964	56,291	240,166	248,476

Gross profit	68,293	67,537	291,026	282,775
Gross margin	55.0%	54.5%	54.8%	53.2%
Selling, general and administrative expenses (SG&A)	60,440	62,990	251,653	259,552
SG&A expenses as a percentage of net sales	48.6%	50.9%	47.4%	48.9%
Store closing, asset impairment and asset disposal expenses	338	137	2,282	536
Restructuring and other charges	(398)	987	5,658	1,557
Goodwill impairment expense(1)	—	—	—	50,389

Operating income (loss)	7,913	3,423	31,433	(29,259)
Interest expense, net	723	1,064	3,300	4,720
Loss on extinguishment of debt	—	28	51	123

Income (loss) before income taxes	7,190	2,331	28,082	(34,102)
Income tax provision	2,902	966	11,253	6,580

Net income (loss)	$4,288	$1,365	$16,829	$(40,682)

Net income (loss) per share – basic	$0.69	$0.23	$2.74	$(6.79)

Average shares outstanding – basic	6,237	6,008	6,152	5,992

Net income (loss) per share – diluted	$0.67	$0.22	$2.65	$(6.79)

Average shares outstanding – diluted	6,440	6,223	6,346	5,992

Supplemental information:
Net income (loss), as reported	$4,288	$1,365	$16,829	$(40,682)
Add: goodwill impairment expense, net of tax	—	—	—	50,389

Adjusted net income, before goodwill impairment expense	4,288	1,365	16,829	9,707
Add: restructuring and other charges, net of tax	(248)	609	3,514	968
Add: stock compensation expense, net of tax	274	300	1,210	1,253
Add: loss on extinguishment of debt, net of tax	—	17	32	76

Adjusted net income, before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt	$4,314	$2,291	$21,585	$12,004

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Supplemental Information (Continued)

(in thousands, except percentages and per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/10	9/30/09	9/30/10	9/30/09
Adjusted net income per share – diluted, before goodwill impairment expense(2)	$0.67	$0.22	$2.65	$1.60

Adjusted net income per share – diluted, before goodwill impairment expense, restructuring and other charges, stock compensation expense, and loss on extinguishment of debt(2)	$0.67	$0.37	$3.40	$1.98

(1)	Reflects the non-cash goodwill impairment charges related to the write-down of goodwill during the year ended September 30, 2009.
(2)	Adjusted net income per share – diluted for the year ended September 30, 2009 is based on 6,067 diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2010	September 30, 2009
Cash and cash equivalents	$24,633	$20,626
Inventories	80,735	78,872
Property, plant and equipment, net	58,702	62,852
Line of credit borrowings	—	—
Total debt	45,161	57,409
Net debt(1)	20,528	36,783
Stockholders’ equity	71,598	49,800

(1)	Net debt represents total debt minus cash and cash equivalents and short-term investments.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Restructuring and Other Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Restructuring and Other Charges

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/10	9/30/09	9/30/10	9/30/09
Operating income (loss)	$7,913	$3,423	$31,433	$(29,259)
Add: depreciation and amortization expense	3,104	3,570	12,917	14,982
Add: loss on impairment of long-lived assets	166	130	1,865	667
Add: goodwill impairment expense	—	—	—	50,389
Add: loss (gain) on disposal of assets	225	34	196	(48)
Add: stock compensation expense	438	480	1,936	2,031

Adjusted EBITDA(1)	11,846	7,637	48,347	38,762
Add: restructuring and other charges(2)	(398)	987	5,658	1,429

Adjusted EBITDA before restructuring and other charges	$11,448	$8,624	$54,005	$40,191

Net sales	$124,257	$123,828	$531,192	$531,251

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	6.4%	2.8%	5.9%	(5.5)%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	9.5%	6.2%	9.1%	7.3%
Adjusted EBITDA margin before restructuring and other charges (adjusted EBITDA before restructuring and other charges as a percentage of net sales)	9.2%	7.0%	10.2%	7.6%

(1)	Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock compensation expense.
(2)	Excludes accelerated depreciation expense of $128 for the year ended September 30, 2009 included in depreciation and amortization expense above.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Net Income Per Share – Diluted

to Adjusted Net Income Per Share – Diluted,

Before Restructuring and Other Charges,

Stock Compensation Expense, and Loss on Extinguishment of Debt

(unaudited)

	Projected for the Year Ending 9/30/11(1)	Actual for the Year Ended 9/30/10
Net income per share – diluted(2)	$3.52 to 3.87	$2.65
Add: per share effect of restructuring and other charges	0.03	0.55
Add: per share effect of stock compensation expense	0.20	0.19
Add: per share effect of loss on extinguishment of debt	0.01	0.01

Adjusted net income per share – diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt(2)	$3.76 to 4.10	$3.40

(1)	Components do not add to total due to rounding.
(2)	Projected net income per share – diluted and projected adjusted net income per share – diluted for the year ending September 30, 2011 are based on approximately 6,500,000 to 6,550,000 projected average diluted shares outstanding.

	Projected for the First Quarter Ending 12/31/10	Actual for the First Quarter Ended 12/31/09(1)
Net income per share – diluted(2)	$0.51 to 0.66	$0.20
Add: per share effect of restructuring and other charges	—	0.37
Add: per share effect of stock compensation expense	0.05	0.04
Add: per share effect of loss on extinguishment of debt	0.00	0.00

Adjusted net income per share – diluted, before restructuring and other charges, stock compensation expense, and loss on extinguishment of debt(2)	$0.56 to 0.71	$0.62

(1)	Components do not add to total due to rounding.
(2)	Projected net income per share – diluted and projected adjusted net income per share – diluted for the first quarter ending December 31, 2010 are based on approximately 6,450,000 to 6,500,000 projected average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Operating Income to Adjusted EBITDA

and Adjusted EBITDA Before Restructuring and Other Charges

(in millions, unaudited)

	Projected for the Year Ending 9/30/11	Actual for the Year Ended 9/30/10
Operating income	$40.1 to 44.1	$31.4
Add: depreciation and amortization expense	12.7	12.9
Add: loss on impairment of long-lived assets and loss on disposal of assets	2.0	2.1
Add: stock compensation expense	2.2	1.9

Adjusted EBITDA	57.0 to 61.0	48.3
Add: restructuring and other charges	0.3	5.7

Adjusted EBITDA before restructuring and other charges	$57.3 to 61.3	$54.0

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